Exhibit 99.1

January 26, 2006 05:00 PM US Eastern Timezone

Duska Therapeutics Announces Board Change

BALA CYNWYD, Pa.—(BUSINESS WIRE)—Jan. 26, 2006—Duska Therapeutics, Inc. (OTCBB:DSKT), a development-stage biopharmaceutical company focused on ATP-related diagnostic and therapeutic technologies, today announced that Sanford J. Hillsberg has voluntarily resigned from the Company’s Board of Directors. The Company expects to announce a replacement for Mr. Hillsberg shortly.

“Sandy Hillsberg has served Duska with skill and judgment and we regret his departure from our Board. As a Board member and corporate legal counsel of Duska since 1999, Sandy has been invaluable in guiding the Company through its start-up years. We wish him well in all of his future endeavors,” said Dr. Amir Pelleg, Chairman and COO of Duska Therapeutics, Inc.

About Duska Therapeutics

Duska Therapeutics, Inc., based in Bala Cynwyd, Pennsylvania, is an emerging biopharmaceutical company that is focusing on the development of diagnostic and therapeutic products related to adenosine 5’-triphosphate, or ATP, and ATP-related P2 receptors. Duska owns or has exclusive license rights to a number of proprietary diagnostic and therapeutic applications, four of which are currently in various stages of development in the fields of syncope (fainting), male infertility, chronic obstructive pulmonary disorders and cough, and glaucoma. For more information, visit Duska’s website at www.duskatherapeutics.com.

Forward-Looking Statement: This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that may involve risks and certainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the early stage of Duska’s drug development projects. Additional uncertainties and risks are described in Duska’s most recently filed SEC documents, such as its most recent annual report on Form 10-KSB, all quarterly reports on Form 10-QSB and any current reports on Form 8-K. Duska undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

To be added to Duska’s investor lists, please e-mail Haris Tajyar at htajyar@irintl.com or via telephone at 818-382-9702.

Contacts

Duska Therapeutics, Inc., Bala Cynwyd

General Information:

Amir Pelleg, 610-660-6690

or

Investor or Media Contact:

Investor Relations International

Haris Tajyar, 818-382-9700